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PROSPECTUS

Filed pursuant to Rule 424(b)(1)
Registration No. 333-132549

JACKSON VENTURES, INC.

1,660,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 1,660,000 shares of the common stock of Jackson Ventures, Inc. ("We" or "Jackson Ventures") that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus. These shares were purchased from us in a private placement transaction that was completed on December 30, 2005, as described in this prospectus under "Selling Shareholders".

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The selling shareholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus. We will not receive any proceeds from this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" on pages * through * before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 19, 2006.

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The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Item	Page No.
SUMMARY	4
RISK FACTORS	6
RISKS RELATED TO OUR OPERATING RESULTS	6
If we do not obtain additional financing, our business plan will fail.	6
If we are unable to maintain our interest in our 13 Colorado mineral claims, then we will lose our interest in these mineral claims and our business will fail.	7
Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.	7
Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.	7
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern	7
If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Colorado mineral claims without additional financing, of which there is no assurance that we would be able to obtain.	7
Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.	8
Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.	8
If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.	8
Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.	8
As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.	8
If we do not obtain clear title to our mineral claims, our business may fail.	9
We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.	9
If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance the exploration work.	9
We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.	9
Because our directors and officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.	9
Because our management lacks technical training and experience with exploring for, starting and/or operating a mine, there is a higher risk our business will fail.	10
Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.	10
Because of the fiercely competitive nature of the mining industry we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.	10
RISKS RELATED TO OUR COMMON STOCK	10
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	10
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.	10
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	11
FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
DILUTION	12
SELLING SHAREHOLDERS	12
PLAN OF DISTRIBUTION	17
LEGAL PROCEEDINGS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
LEGAL MATTERS	23
INTERESTS OF NAMED EXPERTS AND COUNSEL	23
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
ORGANIZATION WITHIN LAST FIVE YEARS	24
DESCRIPTION OF BUSINESS	24
DESCRIPTION OF PROPERTIES	31
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
EXECUTIVE COMPENSATION	37
FINANCIAL STATEMENTS	38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	55
WHERE YOU CAN FIND MORE INFORMATION	55
DEALER PROSPECTUS DELIVERY OBLIGATION	55
POWER OF ATTORNEY	62

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SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Jackson Ventures" refers to Jackson Ventures, Inc.. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own 13 mineral claims located in the La Plata Mountains and La Plata Mining District of southwest Colorado covering an area of approximately 260 acres that we believe are prospective for gold and copper mineral deposits. These mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out preliminary exploration work on our mineral claims in order to ascertain whether our mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold and copper. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our mineral claims in December of 2005. We have obtained a geological report on our Colorado claims that recommends a phased exploration program on our property. We have determined to proceed with the first phase of this recommended exploration program. The estimated cost of this exploration program is $19,000. At December 31, 2005, we had cash of $75,959 and working capital of $69,021 . Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program. We will, however, require additional financing in order to complete full exploration of our mineral claims to determine whether any mineral deposit exists on our minerals claims. Even if we determine that a mineral deposit exists on our mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of our mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We were incorporated under the laws of Nevada effective August 23, 2005. Our principal offices are located at Suite 310, 2174 York Avenue, Vancouver, British Columbia, Canada, V6K 1C3. Our telephone number is (604) 734-7026 and our facsimile number is (604) 288-2601.

The Offering
The Issuer:	Jackson Ventures, Inc.
The Selling Shareholders:

The selling shareholders consist of certain of our existing shareholders who purchased common shares from us on December 30, 2005, in a private placement transaction completed pursuant to Rule 903 of Regulation S of the Securities Act of 1933, as amended (the "Securities Act").

Shares Offered by the Selling Shareholders:	The selling shareholders are offering all of the 1,660,000 shares of our common stock acquired by the selling shareholders in the private placement transaction completed by us on December 30, 2005.
Offering Price

The selling shareholders will sell their shares of our common stock at a price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be approximately $36,508.88. Refer to "Plan of Distribution".

Termination of the Offering	The offering will conclude when all of the 1,660,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 5,660,000 shares of our common stock issued and outstanding as at June 15, 2006. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the period from inception to December 31, 2005, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheets

December 31, 2005
(Audited)
Cash	$75,959
Total Assets	$75,959
Total Liabilities	$6,938
Total Stockholders' Equity (Deficit)	$69,021

Statements of Operations
From inception (August 23, 2005) to December 31, 2005
(Audited)
Revenue	$ -
Operating Expenses	$22,979
Net Loss	$22,979

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our operating results

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the phase one exploration of our mineral claims, however, we will need to obtain additional financing in order to complete our business plan. As of December 31, 2005, we had cash on hand of $75,959. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. The phase one exploration program on the property as recommended by our consulting geologist is estimated to cost approximately $19,000. We will require additional financing in order to complete any further recommended phase of work on our mineral claims as a result of completing the first phase. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

If we are unable to maintain our interest in our 13 Colorado mineral claims, then we will lose our interest in these mineral claims and our business will fail.

Our mineral properties consist of our interest in 13 Colorado minerals claims. The State of Colorado charges an annual rental fee of $125 per mineral claim on the 1st of September of each year. We must pay $1,625 for our 13 mineral claims by September 1, 2006, to keep the claims in good standing. We must also make annual exploration expenditures on the mineral property of at least $100 per mineral claim, or $1,300 in total for the 13 mineral claims, on the 1st of every September in order to keep our property in good standing with the State of Colorado. If we do not complete the exploration expenditures we must either make the payment in lieu of the exploration work of $1,300 by the 30th of every December or lose any interest in our mineral claims. Our first exploration expenditure commitment of $1,300 must be incurred by September 1, 2006. If we fail to make any of the required payments you could lose all or part of your investment in this offering.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on August 23, 2005, and to date have been involved primarily in organizational activities, evaluating resource projects and staking mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern

We have incurred a net loss of $22,979 for the period from August 23, 2005 (inception) to December 31, 2005, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the period from inception to December 31, 2005. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our Colorado mineral claims without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our Colorado mineral claims. We are proceeding to carry out an exploration program that has been recommended in a geological report that we obtained on the Colorado mineral claims. This exploration program outlines a budget for completion of the recommended exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the Colorado summer mining season, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or copper in our mineral claim. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our Colorado mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.

Our mineral property does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to our mineral claims is restricted to the period between late November extending into late April of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the mineral claims are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. This may cause our business venture to fail and the loss of your entire investment in this offering.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations of the State of Colorado as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to our mineral claims, our business may fail.

While we have obtained a geological report with respect to our mineral property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt. We will likely complete a survey on the property as part of the our proposed first phase exploration work program. If the survey results are defective we will lose all right and title to the ground now held by the mineral claims. If we are unable to obtain clear title you may lose your entire investment in this offering.

We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

The business of mining for silver and other metals is generally subject to a number of risks and hazards including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Mining operations will be subject to risks normally encountered in the mining business.

If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a partner for the further exploration and possible production of our mineral claims. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a partner. The possible partner could have a limited ability to enter into joint venture agreements with junior exploration programs and will seek the junior exploration companies who have the properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you will lose your entire investment in this offering.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our President and Chief Executive Officer, our Secretary, Treasurer and Chief Financial Officer and our directors, the loss of whose services would have a material adverse effect on our success and development.

Because our directors and officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Our directors and officers have no experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral exploration company. As a result of this inexperience there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry out planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because our management lacks technical training and experience with exploring for, starting and/or operating a mine, there is a higher risk our business will fail.

Our management lacks technical training and experience with exploring for, starting and/or operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches which mineral exploration companies commonly use. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately 10% of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the fiercely competitive nature of the mining industry we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Risks related to our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 29.33% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (the "SEC") has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below in the sections of this prospectus entitled "Selling Shareholders" and "Plan of Distribution". We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The price at which our selling shareholders will sell their shares of our common stock prior to our shares being listed on the OTC Bulletin Board is $0.05, which is the cost to the selling shareholders of their shares. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

Once our shares are listed on the OTC Bulletin Board then our selling shareholders will sell their shares at the prevailing market price or privately negotiated prices.

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 1,660,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 1,660,000 shares of common stock offered through this prospectus from us at a price of $0.05 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on December 30, 2005.

The following table provides, as of June 15, 2006, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

    the number of shares owned by each selling shareholder prior to this offering;

    the total number of shares that are to be offered by each selling shareholder;

    the total number of shares that will be owned by each selling shareholder upon completion of the offering; and

    the percentage owned by each selling shareholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.
Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
676538 BC Ltd. 291 67th Street, Delta, British Columbia, Canada, V4L 1M2 Beneficial Owner: Donna Koop	40,000	40,000	-0-	-0-
Agerbo, Nels 6710 3rd Avenue, Delta, British Columbia, Canada, V4L 1B4	30,000	30,000	-0-	-0-
Bloom, A. Ocean #20-1201 West Georgia Street Vancouver, British Columbia, Canada, V6E 3J5	30,000	30,000	-0-	-0-
Bogen, Jan 1393 131 Street, Surrey, British Columbia, Canada, V4A 4A7	30,000	30,000	-0-	-0-
Boussy, Dimka 11 St. Kwintens, 8300 Knokke-Heist, Belgium	240,000	240,000	-0-	-0-
Brown, Stephanie 39-1058 Nelson Street, Vancouver, British Columbia, Canada, V6E 1H9	30,000	30,000	-0-	-0-
Edmundson, Trevor 6051 #2 Road, Richmond, British Columbia, Canada, V7C 3L3	30,000	30,000	-0-	-0-
Fleming, Michele 2050 West 18th Avenue, Vancouver, British Columbia, Canada, V6J 2N8	30,000	30,000	-0-	-0-
Gheyle, Michael(3) 365-2608 Granville Street, Vancouver, British Columbia, Canada, V6H 3B3	60,000	60,000	-0-	-0-
Hampton, Byron 15458 Thrift Avenue, White Rock, British Columbia, Canada V4B 2L9	30,000	30,000	-0-	-0-

Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Hewitt, Dallas 7971 Wedgewood Street, Burnaby, British Columbia, Canada, V5E 1E7	30,000	30,000	-0-	-0-
Humble, Tristan 201-695 West 17th Avenue, Vancouver, British Columbia, Canada, V6H 2T8	30,000	30,000	-0-	-0-
Johnston, Blair 1655 Braid Road, Delta, British Columbia, Canada, V4L 1T5	30,000	30,000	-0-	-0-
Larlham, Emma 10580 Caithcart Road, Richmond, British Columbia, Canada, V6X 1N2	30,000	30,000	-0-	-0-
Leclair, Jodi 1902-63 Keefer Place, Vancouver, British Columbia, Canada, V6B 6N6	30,000	30,000	-0-	-0-
O'Donnell, Peter 283 67A Street, Delta, British Columbia, Canada, V4L 1A2	30,000	30,000	-0-	-0-
Padden, Peter 2402 38th Avenue, Vernon, British Columbia, Canada, V1T 2Z4	30,000	30,000	-0-	-0-
Paz Lourdes J Mabanta, Maria 311-2174 York Avenue, Vancouver, British Columbia, Canada, V6K 1C3	30,000	30,000	-0-	-0-
Raines, Ariva 603-1001 Homer Street, Vancouver, British Columbia, Canada, V6B 1M9	30,000	30,000	-0-	-0-
Sharma, Nancy 1510-1001 Richards Street, Vancouver, British Columbia, Canada, V6B 1J6	30,000	30,000	-0-	-0-
Sherwin, Brad 199 66th Street, Delta, British Columbia, Canada, V4L 1M7	30,000	30,000	-0-	-0-
Slight, Jim 3300 Apex Place, North Vancouver, British Columbia, Canada, V7H 2R5	30,000	30,000	-0-	-0-
Szendrei, Rebecca 6051 No. 2 Road, Richmond, British Columbia, Canada, V7C 3L3	30,000	30,000	-0-	-0-

Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Temple, Justin 5671 Pearl Court, Richmond, British Columbia, Canada, V7C 5E5	30,000	30,000	-0-	-0-
Thomas J. Deutsch Law Corporation 2239 138A Street, Surrey, British Columbia, Canada, V4A 9V5 Beneficial Owner: Thomas J. Deutsch	60,000	60,000	-0-	-0-
Vadik, Dave 9165-212a Place, Langley, British Columbia, Canada, V1M 2B9	30,000	30,000	-0-	-0-
Wood, Candace Suite 1, 1155 Melville Street, Vancouver, British Columbia, Canada, V6E 4C4	30,000	30,000	-0-	-0-
Welch, Kristine 114 67th Street, Delta, British Columbia, Canada, V4L 1L9	30,000	30,000	-0-	-0-
Zahar, Shane 10580 Caithcart Road, Richmond, British Columbia, Canada, V6X 1N2	30,000	30,000	-0-	-0-
Zeiner, Aimee E5 1070 West 7th Avenue, Vancouver, British Columbia, Canada, V6H 1B3	30,000	30,000	-0-	-0-
Zou, Chen(4) 901-YI 97 Xuanwumen W. Ave. Xicheng Dist, Beijing, China, 100031	240,000	240,000	-0-	-0-
Zou, Wei(5) Rm 2006, Zhuxuan, Renjishanzhuang #1, Zizhuyuan Road, Haidian Dist., Beijing, China 100044	240,000	240,000	-0-	-0-

  Based on 5,660,000 shares of our common stock issued and outstanding as of June 15, 2006.

  Beneficial ownership calculation under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

  Michael Gheyle, the owner of 60,000 shares of our common stock, is the brother of James A. Gheyle, who is the owner of 2,000,000 shares of our common stock as well as our President, Chief Executive Officer, Principal Executive Officer and a director.

  Chen Zou, the owner of 240,000 shares of our common stock, is the brother of Wei Zou, who is the owner of 240,000 shares of our common stock.

  Wei Zou, the owner of 240,000 shares of our common stock, is the brother of Chen Zou, who is the owner of 240,000 shares of our common stock.

Because a selling shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

James A. Gheyle, our President, Chief Executive Officer and a member of our Board of Directors, and Alan Whittingham, a non-executive member of our Board of Directors, took a leading role in forming our company on August 23, 2005 for the purpose of engaging in mineral exploration. Messrs Gheyle and Whittingham had previously been involved in Fortune Partners, Inc. ("Fortune Partners"), when it was still an early stage mineral exploration company. Fortune Partners effected a change of business by completing the acquisition of Power Air Tech, Inc. ("PAT"), a development stage company engaged in exploiting zinc-air fuel cell technology, on September 30, 2005. It recently changed its name to Power Air Corporation and its common stock trades on the OTC Bulletin Board.

Mr. Whittingham, who had served as a non-executive director of Fortune Partners since December 1, 2004, resigned from the board of directors of that company upon its acquisition of PAT on September 30, 2005. He, together with Mr. Gheyle, who was then a shareholder of Fortune Partners, decided to form our company to engage in mineral exploration in part due to the experience they had gained in Fortune Partners while it was still a mineral exploration company.

Messrs. Whittingham and Gheyle then contacted, or were approached by, certain original seed capital shareholders of Fortune Partners, and certain persons connected with original seed capital shareholders of Fortune Partners, who expressed an interest in investing in our company, including the following Selling Shareholders of our company: Dimka Boussy (a Selling Shareholder, is the mother of our President and an original Fortune Partners shareholder); Peter Padden (a Selling Shareholder, is the husband of Heather Padden, an original Fortune Partners shareholder), Justin Temple (a Selling Shareholder, is the son of Carla Temple, an original Fortune Partners shareholder); Thomas J. Deutsch (the beneficial owner of a Selling Shareholder, is a partner with the law firm of Lang Michener LLP, independent legal counsel to each of Power Air and our company); Dave Vadik (a Selling Shareholder, is the husband of Jennifer Vadik, an original Fortune Partners shareholder); Kristine Welch (a Selling Shareholder, is the daughter-in-law of Robert Welch, an original Fortunes Partners shareholder); Chen Zou (an original Fortune Partners shareholder) and Wei Zou (Chen Zou's brother). In addition, Louis Gheyle, an original Fortune Partners shareholder, is the father of our President.

Our company, like Fortune Partners before its acquisition of PAT, is currently an early stage company principally involved in mineral exploration and development, and certain Selling Shareholders named in this prospectus include persons who were original seed capital shareholders of Fortune Partners, or who are related to certain original seed capital shareholders of Fortune Partners. This may lead to speculation that our company will seek to effect a change of business by way of an acquisition of a target company in a manner similar to Fortune Partners' acquisition of PAT. However, our company's management presently has no such intention and is focused on executing its mineral exploration business plan as reflected in its plan of operations. Management knows of no pending or contemplated material fact or matter, acquisition or otherwise, which could cause our company to deviate from the plan of operations as set forth in this prospectus.

Our company has a specific business plan which is reflected in the plan of operations set forth in this prospectus. Accordingly, our company is not presently a "blank check company" within the meaning of Rule 419 under the Securities Act of 1933. If, however, during any period in which offers for, or sales of, any of our company's securities are being made pursuant to this prospectus, a material acquisition or other form of transaction becomes probable, our company shall be required to promptly file a post-effective amendment to the Registration Statement which includes this prospectus. The post-effective amendment will have to comply with all applicable form requirements, SEC rules and Industry Guidelines, and will have to include, if applicable, updated financial statements of our company and the company proposed for acquisition, as well as any pro forma financial information required by applicable rules and regulations. At that point in time, if any, the provisions of Rule 419 may then become applicable to our company.

PLAN OF DISTRIBUTION

Timing of Sales

The selling shareholders may offer and sell the shares covered by this prospectus at various times. The selling shareholders will act independently of Jackson Ventures in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling shareholders will sell their shares at an offering price of $0.05 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling shareholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivative;

    in transactions to cover short sales;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $36,508.88, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of June 15, 2006 are as follows:

Directors
Name of director	Age
James A. Gheyle	34
Adrian C. Ansell	46
Christopher J. Turley	35
Alan Whittingham	36

Executive Officers
Name of executive officer	Age	Office
James A. Gheyle	34	President, Chief Executive Officer and Principal Executive Officer
Adrian C. Ansell	46	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

James A. Gheyle is our President, Chief Executive Officer, Principal Executive Officer and a director and is a member of our Audit Committee. He currently devotes 10% of his time as a director and officer for the company. In addition to Jackson Ventures, Mr. Gheyle is the President of his own consulting firm, JAG Well Site and Geological Services Ltd. For the past three years his company has been working on various Suncor projects in the oil sands located in Fort McMurray, in the province of Alberta, Canada. Prior to working on the oil sands projects, Mr. Gheyle worked as a mining technologist in the gold and base metal exploration industry which included 4 years in diamond exploration, mostly in remote regions of Nunavut and the North West Territories. During this time, Mr. Gheyle was in charge of the Dense Medium Separation plant for Lytton Minerals. Mr. Gheyle is a graduate of the British Columbia Institute of Technology's Mining program, and a graduate of the University of Saskatchewan, Geology program.

Adrian C. Ansell is our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director. He currently devotes 10% of his time to the company. Mr. Ansell is the President and CEO of his own consulting firm, Beacon Pacific Capital Ltd., since December 2003 where Beacon was exclusively hired until September 2005 by One Person Health Sciences Inc., a Canadian public company, to manage the business development activities for the company. Prior to December 2003, Mr. Ansell was involved with several start up companies; Evolution USA, an entertainment firm out of Los Angeles, Group Capital Inc., a capital corporation providing specialized funding for US and Canadian public companies and eCharge Corporation, an Internet payment systems company where Mr. Ansell developed and managed its strategic accounts for the Telco side of the business. Prior to eCharge, Mr. Ansell was the CEO of Taddei Developments Ltd., a boutique real estate development company developing condominium projects in Vancouver, British Columbia. Mr. Ansell graduated from the University of British Columbia in 1994 with a Bachelor of Commerce degree and spent two years in DeVry Institute of Technology's, Electronic Technologist program in the early 1980's.

Christopher J. Turley is a director of the Company and is a member of our Audit Committee. He currently devotes 1% of his time as a director of our company. Since August 2003, Mr. Turley has been an independent Capital Markets consultant to venture companies trading both in Canada and the U.S. Mr. Turley creates investor awareness campaigns, negotiates and structures financial transactions and raises funds directly and through intermediaries. From 1996 to 2003 he was an Investment Advisor with Canaccord Capital, while there he developed and serviced a book of over 150 investment accounts, providing a range of investment services from portfolio allocation to speculative account management. Actively working with corporate clients and company principals, Mr. Turley participated in over 30 equity transactions raising in excess of $5M for junior companies. From 1991 to 1996 Mr. Turley worked for ABB (Asea Brown Boveri Inc.), a European multinational electrical engineering company. Hired as a graduate trainee, Mr. Turley received training in finance, treasury and accounting before being appointed as the assistant controller for ABB Combustion Services in Burnaby. In this appointment Mr. Turley prepared all internal and external financial reports for a division with annual revenues of over $30M and performed monthly account analysis and reconciliation, journal entries and ensured regulatory compliance for GST, PST and WCB. Mr. Turley holds a Bachelor of Commerce degree from McGill University and Master of Business Administration degree from the University of B.C. Being of European heritage Mr. Turley is a dual citizen of the EC as well as Canada and speaks fluent English, French and Dutch.

Alan Whittingham is a director of the Company and is a member of our Audit Committee. He currently devotes 1% of his time as a director of our company. In addition, Mr. Whittingham is currently the President & CEO of Navigo Ventures Inc.; fall of 2003 to present; a venture capital and consulting company in Vancouver, British Columbia. Navigo Ventures Inc. specializes in the area of community financial services. Consulting areas include marketing and developing a new national online service. Mr. Whittingham has business experience in the private sector including marketing, business operations and training. From 1992 to 1997 he worked as a self-employed independent communications dealer where he managed a few national accounts for Rogers Communications Inc., offering cellular and wireless data solutions for large corporations. From 1994 to 2004 he established Web Works Ltd., a commercial website design company, where his role was Chief Operations Officer, offering websites, online e-commerce solutions, hosting and mail servers. From May 1997 to February 2003 he was employed by The Loan Arranger Ltd., a company in the community financial industry. His role was to design and develop computer systems which track transactions and controls of daily operations. From June 2003 to present Mr. Whittingham formed Cashco Money Centres Inc., a community financial company, where he operates as the Chief Operations Officer. Cashco Money Centres Inc. offers short term loans, vehicle financing and mortgages. Mr. Whittingham, who had served as a non-executive director of Fortune Partners since December 1, 2004, resigned from the board of directors of that company upon its acquisition of PAT on September 30, 2005. He, together with Mr. Gheyle, who was then a shareholder of Fortune Partners, decided to form our company to engage in mineral exploration in part due to the experience they had gained in Fortune Partners while it was still a mineral exploration company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above. James A. Gheyle, our President, Chief Executive Officer, Principal Executive Officer and director, currently spends 10% of his time on the company's business. Adrian C. Ansell, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, currently spends 10% of his time on the company's business. Christopher J. Turley, a director, currently spends 1% of his time on the company's business. Alan Whittingham, a director, currently spends 1% of his time on the company's business.

Committees of the Board Of Directors

We presently have an Audit Committee comprised of Messrs Gheyle, Turley and Whittingham. We presently do not have a compensation committee, a nominating committee, an executive committee of our Board of Directors, stock plan committee or any other committees. However, our Board of Directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Mr. Whittingham, who had served as a non-executive director of Fortune Partners since December 1, 2004, resigned from the board of directors of that company upon its acquisition of PAT on September 30, 2005. He, together with Mr. Gheyle, who was then a shareholder of Fortune Partners, decided to form our company to engage in mineral exploration in part due to the experience they had gained in Fortune Partners while it was still a mineral exploration company. Messrs. Whittingham and Gheyle then contacted, or were approached by, certain original seed capital shareholders of Fortune Partners, and certain persons connected with original seed capital shareholders of Fortune Partners, who expressed an interest in investing in our company, including the following Selling Shareholders of our company: Dimka Boussy (a Selling Shareholder, is the mother of our President and an original Fortune Partners shareholder); Peter Padden (a Selling Shareholder, is the husband of Heather Padden, an original Fortune Partners shareholder), Justin Temple (a Selling Shareholder, is the son of Carla Temple, an original Fortune Partners shareholder); Thomas J. Deutsch (the beneficial owner of a Selling Shareholder, is a partner with the law firm of Lang Michener LLP, independent legal counsel to each of Power Air and our company); Dave Vadik (a Selling Shareholder, is the husband of Jennifer Vadik, an original Fortune Partners shareholder); Kristine Welch (a Selling Shareholder, is the daughter-in-law of Robert Welch, an original Fortunes Partners shareholder); Chen Zou (an original Fortune Partners shareholder) and Wei Zou (Chen Zou's brother). In addition, Louis Gheyle, an original Fortune Partners shareholder, is the father of our President.

Conflicts of Interest

We do not have any procedures in place to address conflicts of interest that may arise between our business and our directors' other business activities. We are not aware of any existing conflicts between us and our directors' other business activities.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

    being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of June 15, 2006 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group. Each shareholder listed possess sole voting and investment power with respect to the shares shown.
Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner(1)(2)	Percentage of class(1)(2)
Common Stock	James A. Gheyle 4481 208A Street, Langley, British Columbia, Canada, V3A 7R4	2,000,000	35.3%
Common Stock	Adrian C. Ansell 310 - 2174 York Avenue, Vancouver, British Columbia, Canada, V6K 1C3	2,000,000	35.3%
Common Stock	Christopher J. Turley 307 - 1772 Pendrell Street, Vancouver, British Columbia, Canada, V6G 1T1	Nil	Nil
Common Stock	Alan Whittingham 3399 Fulton Road, Victoria, British Columbia, Canada, V9C 3R2	Nil	Nil
Common Stock	All executive officers and directors as a group (one person)	4,000,000	70.7%

  Based on 5,660,000 shares of our common stock issued and outstanding as of June 15, 2006.

  Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of June 15, 2006, there were 5,660,000 shares of our common stock issued and outstanding held by 34 shareholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our Board of Directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters' rights in connection with such an acquisition. These provisions could have the effect of delaying or preventing a change in control of our company.

LEGAL MATTERS

Lang Michener LLP, Lawyers - Patent and Trade Mark Agents, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report for the mineral property was prepared by J.E. Christoffersen, B.Sc., MBA, P. Eng., and is included in reliance upon such report given upon the authority of Mr. Christoffersen as a professional geologist and mining engineer.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on August 23, 2005 under the laws of the State of Nevada. On the date of our incorporation we appointed James A. Gheyle, as our President, Secretary and a director, and Adrian C. Ansell, as our Treasurer and a director. On September 30, 2005, Mr. Gheyle resigned as Secretary and was appointed Chief Executive Officer and Principal Executive Officer, and Mr. Ansell was appointed Secretary and Principal Accounting Officer. On September 30, 2005, Mr. Gheyle was appointed as a director. On February 3, 2006, Christopher J. Turley and Alan Whittingham were appointed as directors of our company.

Messrs. Gheyle and Ansell participated in the initial private placement of our securities on September 30, 2005, each purchasing 2,000,000 shares at a price of $0.001 per share.

DESCRIPTION OF BUSINESS

OVERVIEW

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own 13 mineral claims located in the La Plata Mountains and La Plata Mining District of southwest Colorado covering an area of approximately 260 acres that we believe are prospective for gold and copper mineral deposits. These mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out preliminary exploration work on our mineral claims in order to ascertain whether our mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold and copper. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our mineral claims in December of 2005. We have obtained a geological report on our Colorado claims that has recommended an exploration program on our property. We have determined to proceed with the first phase of this recommended exploration program. The estimated cost of this exploration program is $19,000. At December 31, 2005, we had cash of $75,959 and working capital of $69,021. Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program. We will, however, require additional financing in order to complete full exploration of our mineral claims to determine whether any mineral deposit exists on our minerals claims. Even if we determine that a mineral deposit exists on our mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of our mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

James A. Gheyle, our President, Chief Executive Officer and a member of our Board of Directors, and Alan Whittingham, a non-executive member of our Board of Directors, took a leading role in forming our company on August 23, 2005 for the purpose of engaging in mineral exploration. Messrs Gheyle and Whittingham had previously been involved in Fortune Partners, when it was still an early stage mineral exploration company. Fortune Partners effected a change of business by completing the acquisition of PAT, a development stage company engaged in exploiting zinc-air fuel cell technology, on September 30, 2005. It recently changed its name to Power Air Corporation and its common stock trades on the OTC Bulletin Board. Mr. Whittingham, who had served as a non-executive director of Fortune Partners since December 1, 2004, resigned from the board of directors of that company upon its acquisition of PAT on September 30, 2005. He, together with Mr. Gheyle, who was then a shareholder of Fortune Partners, decided to form our company to engage in mineral exploration in part due to the experience they had gained in Fortune Partners while it was still a mineral exploration company.

Our company, like Fortune Partners before its acquisition of PAT, is currently an early stage company principally involved in mineral exploration and development, and certain Selling Shareholders named in this prospectus include persons who were original seed capital shareholders of Fortune Partners, or who are related to certain original seed capital shareholders of Fortune Partners. This may lead to speculation that our company will seek to effect a change of business by way of an acquisition of a target company in a manner similar to Fortune Partners' acquisition of PAT. However, our company's management presently has no such intention and is focused on executing its mineral exploration business plan as reflected in its plan of operations. Management knows of no pending or contemplated material fact or matter, acquisition or otherwise, which could cause our company to deviate from the plan of operations as set forth in this prospectus.

Our company has a specific business plan which is reflected in the plan of operations set forth in this prospectus. Accordingly, our company is not presently a "blank check company" within the meaning of Rule 419 under the Securities Act of 1933. If, however, during any period in which offers for, or sales of, any of our company's securities are being made pursuant to this prospectus, a material acquisition or other form of transaction becomes probable, our company shall be required to promptly file a post-effective amendment to the Registration Statement which includes this prospectus. The post-effective amendment will have to comply with all applicable form requirements, SEC rules and Industry Guidelines, and will have to include, if applicable, updated financial statements of our company and the company proposed for acquisition, as well as any pro forma financial information required by applicable rules and regulations. At that point in time, if any, the provisions of Rule 419 may then become applicable to our company.

EXPLORATION STAGE COMPANY

We are an exploration stage company. We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

ACQUISITION OF OUR COLORADO MINERAL CLAIMS

On December 28, 2005, we entered into a Mineral Claims Purchase Agreement with Gold-Ore Resources Ltd. ("Gold-Ore") whereby we purchased a 100% interest in 12 unpatented lode claims and one patented lode claim located in the La Plata Mining District in the La Plata County of Colorado. In January of 2006 legal title to the 13 claims was transferred from Gold Ore to us. We obtained a geographical report on these mineral claims prepared by J.E. Christoffersen, B.Sc., MBA, P. Eng, in November of 2005.

Our Ownership Interest in the Colorado Mineral Claims

We own title to each of 13 mineral claims. Our ownership of certain of our patented mineral claims is subject to a 1.5% net smelter royalty in favour of Phelps Dodge Mining Company, who were previously owners of those claims. Each unpatented claim covers an area measuring 20.66 acres. The patented claim covers an area measuring 10.33 acres. The total area of the thirteen mineral claims is approximately 260 acres.

Our mineral claims consist of 13 mineral claims located in the La Plata Mining District of southwest Colorado. The mineral claims have the following legal description:

Claim Name	Serial Number
AT 16 (unpatented)	CMC 251482
AT 17 (unpatented)	CMC 251483
AT 18 (unpatented)	CMC 251484
AT 19 (unpatented)	CMC 251485
AT 20 (unpatented)	CMC 251486
AT 21 (unpatented)	CMC 251487
AT 25 (unpatented)	CMC 251491
AT 26 (unpatented)	CMC 251492
AT 27 (unpatented)	CMC 251493
AT 28 (unpatented)	CMC 251494
AT 29 (unpatented)	CMC 251495
AT 20 (unpatented)	CMC 251496
Copper Ridge	R003406 (Parel # 560105300037)

Each of our mineral claims is in good standing with the State of Colorado until September 1, 2006.

In order to maintain our mineral claims in good standing after September 1, 2006, we must make payment to the State of Colorado of an annual rental fee of $125 per mineral claim, or $1,625 in total for our 13 mineral claims. This payment is for claims owned as of the 1st of every September. Accordingly, we will be required to make a payment of $1,625 to the State of Colorado by September 1, 2006, to maintain our claims in good standing until September 1, 2007. If we do not make this payment, we will lose our mineral claims.

In addition, we must complete annual labor or exploration expenditures on the mineral claims and file confirmation of work with the applicable mining recording office of the State of Colorado. Currently, exploration work with a minimum value of $100 per mineral claim is required before the 1st of every September. Our commitment for exploration expenditures with the State of Colorado for this year is $1,300. If we do not complete this minimum amount of exploration work by September 1, 2006, we will be required to pay a fee in lieu of exploration work in the amount of $100 per mineral claim, or $1,300 in total, to the State of Colorado. If we fail to make and file the work expenditures or, alternatively, make the appropriate payments to the State of Colorado in lieu of exploration expenditures, we will lose all interest in our mineral claims.

Location and Access to our Colorado Mineral Claims

Our mineral claims are located approximately 17 miles northwest of the town of Durango, Colorado. Access to the claims from the major town of Durango is west via Highway 160 to a turnoff heading north along the west bank of the La Plata River through the hamlet of Mayday and the old abandoned mine site of La Plata. Our property can be accessed by snow machine in the winter and by all terrain vehicles in the summer. To date we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one. A small scale map showing the location and access to our mineral claims is presented below:

U.S.A.
Property
Fort Collins
Loveland
Greeley
Estes Park
Longmont
Boulder
Lafayette
Northglenn
Westminster
Thornton
Denver
Arvada
Lakewood
Englewood
Littleton
Idaho Springs
Silverthorne
Vail
Avon
Steamboat Springs
Craig
Glenwood Springs
Rifle
Fruita
Grand Junction
Carbondale
Aspen
Leadville
Elizabeth
Limon
Burlington
Woodland Park
Colorado Springs
Manitou Springs
Cedaredge
Paonia
Delta
Montrose
Gunnison
Salida
Cañon City
Pueblo
Ordway
100 miles
Fowler
Rocky Ford
Las Animas
La Junta
Lamar
Telluride
Property
Monte Vista
Alamosa
Walsenburg
Cortez
Durango
Bayfield
Pagosa Springs
N

La Plata Property
Colorado State

LOCATION MAP

July 2002

Figure 1

Physiography

Our claims are located at elevations ranging from 9,400 to 12,000 feet above sea level. The area surrounding our claims is drained by a number of small, fast-running streams, of which Bedrock Creek bisects the claim group and flows southeast into the La Plata River. The property is heavily wooded at lower elevations, becoming gradually more open toward the tree line at about 11,150 feet. Vegetation is dominated by a thick growth of mature conifers, mainly fir, pine and spruce, aspen clusters and stands of large cottonwood trees at lower elevations along stream courses. The undergrowth is thick and consists of a variety of grasses and leafy deciduous shrubs from three to six feet in height.

Glossary

The following discussion of the geology and exploration of our mineral claims include the following technical and scientific terms which are defined below:
Term	Definition
Electromagnetic surveys:

Measuring whether or not rocks on the surface and subsurface of the property conduct electricity. Copper and gold are excellent conductors of electricity. Areas of high conductivity are targets for follow-up exploration.

Magnetic surveys:

Searching for changes in the magnetic field over property areas. Magnetic anomalies may be a result of accumulations of certain magnetic rocks such as pyrrhotite, hematite and magnetite. These rock types are often found alongside base metals such as copper, zinc and nickel, or precious metals such as gold and silver.

Induced Polarization ("IP") survey:	An electrical survey method that measures the resistivity and chargeability of rock which may be a result of sulphide content of the rock.
Airborne geophysical surveys:

The search for mineral deposits by measuring the physical property of near-surface rocks through the use of an airplane or helicopter in order to detect unusual responses caused by the presence of mineralization. Electrical, magnetic, gravitational, seismic and radioactive properties are the ones most commonly measured.

Drilling:	Extracting a long cylinder of rock from the ground to determine amounts of metals at different depths. Pieces of the rock obtained, known as drill core, are analysed for mineral content.
Geophysics:	The study of physical properties of rock and minerals.
Geochemistry:	The study of chemical properties of rocks.
Ore:	A mixture of minerals from which at least one metal can be extracted at a profit.

Prior Exploration of Our Mineral Claims

Little surface mapping or sampling has been completed on our mineral claims. None of the prior exploration on our mineral claims has been completed by us, other than the preparation of a geological report.

We obtained a geological report on our mineral claims prepared by J.E. Christoffersen, B.Sc., MBA, P. Eng., in November of 2005. This report was based on information on our mineral claims included in the public domain, geologic maps, from recently released geological survey data and from Mr. Christoffersen's geological experience in the area. Mr. Christoffersen outlined a phased exploration program on our mineral claims. We have determined to proceed with this phased exploration program as outlined below under "Our Planned Exploration Program".

The property on which our minerals claims are located has been explored periodically since 1887, when the first patented claims were located in the vicinity. Small-scale, glory-hole mining took place between 1911 and 1917 at Copper Hill, where 2,336 tons of ore were removed to give 224,000 lb of copper, 4,500 oz of silver and 12 oz of gold. Shortly thereafter the Allard exploration adit was driven for 800 feet in a northwesterly direction entirely within a low-grade copper zone. During WW II, the United States Bureau of Mines (USBM) sampled much of the surface and the adit at Allard and determined the presence of platinum-group metals in addition to copper, silver and gold.

Since the late 1950s several companies have explored the property including Bear Creek Mining (Kennecott), Humble Oil (Exxon), Cerro Corporation, Henrietta Mines and Phelps Dodge Mining Co. During this last extended period, 52 core holes have been drilled amounting to 42,758 feet, mainly on or around the Allard Zone. Gold-Ore Resources possesses some, but far from all, of the relevant geological and analytical data. Furthermore, Gold-Ore has not been able to obtain detailed reports prepared by the aforementioned companies covering their respective programs, activities and results of exploration on the Allard property.

Since acquiring the property in 2002, Gold-Ore carried out limited soil geochemical surveys involving the collection of 420 samples at Copper Hill/Boren Ridge in 2003 and 142 samples at Madden Creek in 2004. The surveys indicated moderate-level copper and silver soil anomalies over restricted areas. Gold-Ore reduced the size of the property on September 1, 2005 from 61 to 12 unpatented claims, such that both of these areas now lie outside of the present claim boundaries.

Present Condition and Current State of Exploration

Our mineral claim presently does not have any mineral reserves. The property that is the subject of our mineral claim is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim.

Geology of Our Mineral Claims

The property on which our mineral claims are located hosts porphyry copper deposits of the alkaline type, containing minor associated silver, gold and the platinum-group metals (PGMs) platinum, palladium and iridium. Two main mineralized zones are recognized - the Allard and Copper Age. The principal host rock is a variably textured and altered syenite or mafic syenite of the Allard stock, which is Upper Cretaceous (about 65 million years ago) in age, intruded into older Paleozoic and Mesozoic sedimentary rocks. The syenite carries significant amounts of disseminated, layered and stockwork chalcopyrite and bornite, both copper-iron sulphide minerals, and pyrite, an iron sulphide mineral, over a surface area of at least 2,500 by 500-800 feet. Prior drilling on the property confirms that the mineralized zone extends to depths as much as 2,750 feet below surface.

OUR PLANNED EXPLORATION PROGRAM

Mr. Christoffersen's geological report recommends a phase one exploration work program on the property that will include channel sampling of adit with assays for copper, silver, gold, platinum and palladium to define targets for further work.

A budget of $19,000 is estimated for phase one and it is expected to take approximately four weeks to complete. We expect to commence this exploration program in July of 2006 depending on the availability of personal and equipment. To date, we have spent no exploration expenditures on the property, other than amounts spent in completing geological reports on our mineral claims.

The components of the budget for this initial geological work program are as follows:
Phase	Budgeted Expense
Assays - 75 samples:	$4,500
Sampling staff - 1 senior geologist and 1 field assistant (20 man days):	10,000
Rentals, travel, accommodation, meals, shipping, supplies:	3,000
Contingency:	1,500
Phase One Total:	$19,000

Our Board of Directors will make a determination whether to proceed with a further exploration program on our mineral claims upon completion of the above exploration program by our consulting geologist and the review of the results of such phase. In completing this determination we will make an assessment as to whether the results of phase one are sufficiently positive to enable us to achieve any financing that may be necessary for us to proceed with a further phase exploration program. This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.

It is presently expected that phase two of an exploration program will consist of a ground magnetometer survey and induced polarization survey. Phase two is expected to be able to identify the geological environment underlying the mineral claims. Again, our Board of Directors will make a determination whether to proceed with a next phase of exploration program upon completion of any such phase two. In completing this determination we will make an assessment as to whether the results are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed.

We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the State of Colorado who has had experience working in the regional area of the property.

COMPLIANCE WITH GOVERNMENT REGULATION

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Colorado.

Annual rental fees of $125 per mineral claim, or $1,625 in total, must be paid to the State of Colorado by September 1, 2006. In addition, we will have to incur annual labor on the mineral claims of $100 per quarter section, or $1,300 in total, by September 1, 2006, in order to keep the claims in good standing or make payment in lieu.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

COMPETITION

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

EMPLOYEES

As of the date of this prospectus we have no significant employees other than the officers and directors described above under "Directors, Executive Officers, Promoters and Control Persons". We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral property in order to carry our plan of operations.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not incurred any research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

DESCRIPTION OF PROPERTIES

Our executive offices are located at Suite 310, 2174 York Avenue, Vancouver, British Columbia, Canada, V6K 1C3. Mr. Ansell, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

We also have 13 mineral claims located in the La Plata (California) Mining District, County of La Plata in the State of Colorado, as described above under "Description of Business".

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own 13 mineral claims located in the La Plata Mountains and La Plata Mining District of southwest Colorado covering an area of approximately 260 acres that we believe are prospective for gold and copper mineral deposits. Our plan of operations is to carry out preliminary exploration work on our mineral claims in order to ascertain whether our mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold and copper.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

We were incorporated in August of 2005 and acquired our mineral claims in December of 2005. Accordingly, the discussion below relating to our results of operations provides an analysis our operating results for the three months ended March 31, 2006 together with our operating results for the year ended December 31, 2005.

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of our mineral claims:

    Register our shares for resale by our existing shareholders under this prospectus and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. Our first milestone is to register our shares for resale by existing shareholders under this prospectus and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. We began this process on January 1, 2006, upon closing of our subscriptions, and expect to receive an effective date of registration by July to August of 2006. We will then apply to the NASD for a trading symbol to begin trading our shares on the OTC Bulletin Board. This is expected to be completed by the end of September of 2006. The remaining costs are expected to be less than $15,000 to complete this milestone. The nature of these costs are audit, legal, edgarizing, transfer agent fees and SEC registration costs.

    We plan to conduct phase one of our recommended exploration program on our mineral claims. Phase one will consist of channel sampling of adit with assays for copper, silver, gold, platinum and palladium to define targets for further work, and is estimated to cost approximately $19,000. We expect to commence this first phase of our exploration program in July of 2006 depending on the availability of personnel and equipment. Phase one is expected to take approximately four weeks to complete.

    If warranted by the results of phase one, we intend to proceed with a further phase of a recommended exploration program. At present we are not aware what such further phase will cost. We anticipate that we will have to raise additional funding in order to conduct any such phase two work program.

    We anticipate spending approximately $1,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $12,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, annual mineral claim fees and general office expenses.

As at March 31, 2006, we had cash reserves of $72,103 and working capital of $68,622. We anticipate that our cash and working capital will be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months. However, our ability to complete phase two of the recommended work program will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the 12 month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to pursue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund phase two of our exploration program. In the absence of such financing, we will not be able to continue exploration of our mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund phase two our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of phase two. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims and our plan of operations.

We may consider entering into a joint venture arrangement to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

In the following discussion, references to 2005 are to the period from inception on August 23, 2005 to December 31, 2005.

RESULTS OF OPERATIONS

Revenues

We have had no operating revenues since our inception on August 23, 2005 to March 31, 2006. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative Expenses

Our general and administrative expenses for 2005 and the three months ended March 31, 2006 are summarized below:

General and administrative expenses	Period Ended December 31, 2005	Three Months Ended March 31, 2006
Donated management services	$4,000	$3,000
Donated rent	1,000	750
Interest and bank charges	51	49
Total general and administrative expenses	$5,051	$3,799

We record our transactions of commercial substance with related parties at fair value, as determined by our management. During the period from inception on August 23, 2005 to March 31, 2006, we recognized a total of $7,000 for management services provided to our company free-of-charge by James Gheyle, our President and Chief Executive Officer, and Adrian Ansell, our Secretary, Treasurer and Chief Financial Officer. During this period, we also recognized a total of $1,750 for rent, at $250 per month, donated by Mr. Gheyle.

Mineral Property Costs

During the period from inception on August 23, 2005 to March 31, 2006, we recognized a total of $11,268 in mineral property costs, comprised of $9,500 in property acquisition costs incurred in 2005 and $1,768 in exploration expenditures, of which $1,630 in exploration expenditures was incurred in 2005 and $138 the first quarter of 2006.

Professional Fees

During the period from inception on August 23, 2005 to March 31, 2006, we recognized a total of $6,885 in professional fees, comprised of legal, accounting and related fees, of which $6,725 was incurred in 2005 and $160 in the first quarter of 2006.

Net Loss

As a result of the expenses discussed above, during 2005, our net loss was $27,128 and, during the first quarter of 2006, our net loss was $4,149.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $75,959 as at December 31, 2005, compared to $72,103 as at March 31, 2006. We had working capital of $69,021 as at December 31, 2005, compared to $68,622 as at March 31, 2006. During the 12 month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to pursue our plan of operations.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $29,000, as outlined above under the heading "Plan of Operations". We anticipate that our cash and working capital will be sufficient to enable us to complete phase one of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months. However, our ability to complete phase two of the recommended work program will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that our cash and working capital will be sufficient to enable us to sustain our operations for the next twelve months, provided that we do not complete phase two during this period. If we determine to proceed with phase two during the next twelve months, then we will require additional financing.

Cash Used in Operating Activities

Cash used in operating activities was $11,041 for 2005 and $3,856 in the first quarter of 2006, which reflects the operating losses we have incurred since inception in August of 2005. An increase in accounts payable and accrued expenses provided cash of $6,938 in 2005, while a decrease in such expenses used cash of $3,457 in the first quarter of 2006. We anticipate that cash used in operating activities will increase in 2006 as we pursue our plan of operations as discussed under "Plan of Operations".

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our inception, on August 23, 2005, to December 31, 2005, we have raised a total of $87,000 from private offerings of our securities. We did not have any cash flows from financing activities in the first quarter of 2006.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to pursue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our business will fail.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report on our audited financial statements for 2005 that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

    any of our directors or officers;

    any person proposed as a nominee for election as a director;

    any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

    any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by James A. Gheyle

James A. Gheyle, our President, Chief Executive Officer, Principal Executive Officer and a director, acquired 2,000,000 shares of our common stock at a price of $0.001 per share. Mr. Gheyle paid a total purchase price of $2,000 for these shares on September 30, 2005.

Purchase of Shares by Adrian C. Ansell

Adrian C. Ansell, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, acquired 2,000,000 shares of our common stock at a price of $0.001 per share. Mr. Ansell paid a total purchase price of $2,000 for these shares on September 30, 2005.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement we had 34 registered shareholders.

Rule 144 Shares

None of our issued and outstanding shares of common stock are presently available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

    1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 21,965 shares as of the date of this prospectus; or

    the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k) a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus James A. Gheyle, our President, Chief Executive Officer, Principal Executive Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Gheyle will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Adrian C. Ansell, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Ansell will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus none of the present shareholders of our common stock may sell their shares to the public in accordance with Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

    we would not be able to pay our debts as they become due in the usual course of business; or

    our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on August 23, 2005, until December 31, 2005.
Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/SARS (#)	LTIP payouts ($)
James A. Gheyle President, CEO and PEO	Incorp. to Dec. 31, 2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Adrian C. Ansell Secretary, Treasury, CFO and PAO	Incorp. to Dec. 31, 2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil

EMPLOYMENT AGREEMENTS

Currently, we do not have an employment or consultant agreement with either of Messrs. Gheyle or Ansell. Currently, we do not pay any salary to Messrs. Gheyle or Ansell.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

STOCK OPTION GRANTS

We have not granted any stock options to any of our directors and officers since inception .

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

None of our directors or officers have exercised any stock options since inception.

OUTSTANDING STOCK OPTIONS

None of our directors or officers hold any options to purchase any shares of our common stock.

__________

FINANCIAL STATEMENTS

The following consolidated financial statements of Jackson Ventures listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Unaudited financial statements for the three months ended March 31, 2006:

  Balance Sheets

  Interim Statements of Operations

  Interim Statements of Cash Flows

  Notes to the interim Financial Statements

Audited financial statements from the period from inception (August 23, 2005) to December 31, 2005, including:

  Report of Independent Registered Public Accounting Firm

  Balance Sheet

  Statement of Operations

  Statement of Cash Flows

  Statement of Stockholders' Equity

  Notes to the Financial Statements

Jackson Ventures, Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)
	March 31, 2006 $	December 31, 2005 $
	(unaudited)

ASSETS

Current Assets

Cash	72,103	75,959

Total Assets	72,103	75,959

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accrued liabilities	3,481	6,938

Total Liabilities	3,481	6,938

Nature and Continuance of Operations (Notes 1)

Stockholders' Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value 5,660,000 shares issued and outstanding	5,660	5,660

Additional Paid in Capital	81,340	81,340

Donated Capital (Note 3)	8,750	5,000

Deficit Accumulated During the Exploration Stage	(27,128)	(22,979)

Total Stockholders' Equity	68,622	69,021

Total Liabilities and Stockholders' Equity	72,103	75,959

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Interim Statements of Operations
(Expressed in US dollars)
(Unaudited)
	Accumulated From August 23, 2005 (Date of Inception) to March 31,	Three Months Ended March 31,	Accumulated From August 23, 2005 (Date of Inception) to December 31,
	2006	2006	2005
	$	$	$

Expenses

Foreign exchange loss	125	52	73
General and administrative (Note 3)	8,850	3,799	5,051
Mineral property costs (Note 4)	11,268	138	11,130
Professional fees	6,885	160	6,725

	27,128	4,149	22,979

Net Loss	(27,128)	(4,149)	(22,979)

Basic Loss Per Share		(0.01)	(0.01)

Weighted Average Number of Shares Outstanding		5,660,000	2,950,640

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Interim Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)
	Accumulated From August 23, 2005 (Date of Inception) to March 31,	Three Months Ended March 31,	Accumulated From August 23, 2005 (Date of Inception) to December 31,
	2006	2006	2005
	$	$	$

Operating Activities

Net loss	(27,128)	(4,149)	(22,979)

Non-cash adjustments:
Donated services and expenses	8,750	3,750	5,000

Change in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	3,481	(3,457)	6,938

Net Cash Used in Operating Activities	(14,897)	(3,856)	(11,041)

Financing Activities

Proceeds from issuance of common stock	87,000	-	87,000

Net Cash Provided by Financing Activities	87,000	-	87,000

Increase in Cash	72,103	(3,856)	75,959

Cash - Beginning of Period	-	75,959	-

Cash - End of Period	72,103	72,103	75,959

Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the interim Financial Statements
March 31, 2006
(Unaudited)

1.     Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on August 23, 2005. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting for Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at March 31, 2006, the Company has accumulated losses of $27,128 since inception. Since inception, the Company has funded operations through the issuance of capital stock. Management's plan is to continue raising additional funds through future equity or debt financings until it achieves profitable operations from its resource activities. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,660,000 shares of common stock for resale by existing shareholders of the Company at $0.05 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.     Summary of Significant Accounting Policies

a)    Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is December 31.

b)    Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)    Loss Per Share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period using the treasury method. The Company has not presented diluted loss per share as there are no potentially dilutive share instruments outstanding.

d)    Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the interim Financial Statements
March 31, 2006
(Unaudited)

2.     Summary of Significant Accounting Policies (continued)

e)    Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)    Mineral Property Costs

The Company has been in the exploration stage since its formation on August 23, 2005, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g)    Financial Instruments

The fair value of financial instruments, which include cash and accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

h)    Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)    Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)    Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company's employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments", using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company's reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the interim Financial Statements
March 31, 2006
(Unaudited)

2.     Summary of Significant Accounting Policies (continued)

k)    Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

The FASB has also issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments" and SFAS No. 156 "Accounting for Servicing of Financial Assets", but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company's operations and financial position have not been disclosed.

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the interim Financial Statements
March 31, 2006
(Unaudited)

3.     Related Party Transactions

The Company records transactions of commercial substance with related parties at fair value as determined with management.

(a)     During the period ended March 31, 2006, the Company recognized a total of $3,000 for donated services at $500 per month provided by the President, and $500 per month provided by the Chief Financial Officer. During the period ended December 31, 2005, the Company recognized a total of $4,000 for donated services at $500 per month provided by the President, and $500 per month provided by the Chief Financial Officer.

(b)     During the period ended March 31, 2006, the Company recognized a total $750 for donated rent at $250 per month provided by the President of the Company. During the period ended December 31, 2005, the Company recognized a total $1,000 for donated rent at $250 per month provided by the President of the Company.

4.     Mineral Properties

The Company entered into an Agreement dated December 28, 2005, to acquire a 100% interest in 13 mining claims located in the La Plata Mining Division of Colorado in consideration for $9,500 subject to a 1.5% net smelter royalty. The purchase price of $9,500 was charged to operations as proven or probable reserves have not been established on the mineral property. During the period ended December 31, 2005, the Company incurred $1,630 of exploration expenditures which have been charged to operations. During the period ended March 31, 2006, the Company incurred $138 of exploration expenditures which have been charged to operations

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Jackson Ventures, Inc.

We have audited the balance sheet of Jackson Ventures, Inc. (the "Company") (an exploration-stage company) as of December 31, 2005 and the related statement of operations, stockholders' equity and cash flows for the period from August 23, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from August 23, 2005 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has realized losses of $22,979 since inception and further losses are anticipated. The Company requires additional funds to develop its mineral properties and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Dale Matheson Carr-Hilton LaBonte"

CHARTERED ACCOUNTANTS

Vancouver, Canada
February 20, 2006

Jackson Ventures, Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)
December 31, 2005 $

ASSETS

Current Assets

Cash	75,959

Total Assets	75,959

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accrued liabilities	6,938

Total Liabilities	6,938

Nature and Continuance of Operations (Notes 1)

Stockholders' Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value 5,660,000 shares issued and outstanding	5,660

Additional Paid in Capital	81,340

Donated Capital (Note 3)	5,000

Deficit Accumulated During the Exploration Stage	(22,979)

Total Stockholders' Equity	69,021

Total Liabilities and Stockholders' Equity	75,959

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)
Accumulated From
August 23, 2005 (Date of Inception)
to December 31,
2005
$

Revenue	-

Expenses

Foreign exchange loss	73
General and administrative (Note 3)	5,051
Mineral property costs (Note 4)	11,130
Professional fees	6,725

Total Expenses	22,979

Net Loss	(22,979)

Net Loss Per Share - Basic	(0.01)

Weighted Average Shares Outstanding	2,950,640

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)
Accumulated From August 23, 2005 (Date of Inception) to December 31, 2005 $

Operating Activities

Net loss	(22,979)

Adjustments to reconcile net loss to cash
Donated services and expenses	5,000

Change in operating assets and liabilities
Increase in accounts payable and accrued liabilities	6,938

Net Cash Used in Operating Activities	(11,041)

Financing Activities

Proceeds from issuance of common stock	87,000

Net Cash Provided by Financing Activities	87,000

Increase in Cash	75,959

Cash - Beginning of Period	-

Cash - End of Period	75,959

Supplemental Disclosures
Interest paid	-
Income taxes paid	-

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Statement of Stockholders' Equity
From August 23, 2005 (Date of Inception) to December 31, 2005
(Expressed in U.S. dollars)

					Deficit
					Accumulated
			Additional		During the
	Common		Paid-in	Donated	Exploration
	Stock	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - August 23, 2005 (Date of Inception)	-	-	-	-	-	-

September 30, 2005: Issued for cash at $0.001 per share	4,000,000	4,000	-	-	-	4,000

December 30, 2005: Issued for cash at $0.05 per share	1,660,000	1,660	81,340	-	-	83,000

Donated services and expenses	-	-	-	5,000	-	5,000

Net loss	-	-	-	-	(22,979)	(22,979)

Balance - December 31, 2005	5,660,000	5,660	81,340	5,000	(22,979)	69,021

(The Accompanying Notes are an Integral Part of These Financial Statements)

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2005

1.   Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on August 23, 2005. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting for Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has not paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at December 31, 2005, the Company has accumulated losses of $22,979 since inception. Since inception, the Company has funded operations through the issuance of capital stock. Management's plan is to continue raising additional funds through future equity or debt financings until it achieves profitable operations from its resource activities. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,660,000 shares of common stock for resale by existing shareholders of the Company at $0.05 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.   Summary of Significant Accounting Policies

a)   Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is December 31.

b)   Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)   Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The Company has not presented diluted EPS as it is anti dilutive.

d)   Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)   Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2005

2.   Summary of Significant Accounting Policies (continued)

f)   Mineral Property Costs

The Company has been in the exploration stage since its formation on August 23, 2005, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g)   Financial Instruments

The fair value of financial instruments, which include cash and accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

h)   Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)   Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)   Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, "Share Based Payment". SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. Management is currently evaluating the impact of the adoption of this standard on the Company's results of operations and financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during its implementation of SFAS 123R.

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2005

2.   Summary of Significant Accounting Policies (continued)

j)   Recent Accounting Pronouncements (continued)

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" (FIN 47).  Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional on future events should be recorded at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 is intended to result in more consistent recognition of liabilities relating to AROs among companies, more information about expected future cash outflows associated with those obligations stemming from the retirement of the asset(s) and more information about investments in long-lived assets because additional asset retirement costs will be recognized by increasing the carrying amounts of the assets identified to be retired. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company's financial statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. The Company believes this Statement will have no impact on the financial statements of the Company.

In July 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3. Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets must be accounted for as a change in accounting estimate effected by a change in accounting principle. The guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. We will implement this new standard beginning January 1, 2006. This standard is not expected to have a significant effect on our reported financial position or earnings.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP FAS 115-1"), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP FAS 115-1 also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP FAS 115-1 is required to be applied to reporting periods beginning after December 15, 2005. The Company is required to adopt FSP FAS 115-1 in the second quarter of fiscal 2006. Management does not expect the adoption of this statement will have a material impact on our results of operations or financial condition. Management is currently evaluating the impact, which the adoption of this standard will have on the Company's financial statements.

3.   Related Party Transactions

The Company records transactions of commercial substance with related parties at fair value as determined by management.

a)   During the period ended December 31, 2005, the Company recognized a total of $4,000 for donated services at $500 per month provided by the President, and $500 per month provided by the Chief Financial Officer.

b)   During the period ended December 31, 2005, the Company recognized a total $1,000 for donated rent at $250 per month provided by the President of the Company.

4.   Mineral Properties

The Company entered into an Agreement dated December 28, 2005, to acquire a 100% interest in 13 mining claims located in the La Plata Mining Division of Colorado in consideration for $9,500 subject to a 1.5% net smelter royalty. The purchase price of $9,500 was charged to operations as mineral property costs as proven or probable reserves have not been established on the mineral property. During the period ended December 31, 2005, the Company incurred $1,630 of exploration expenditures which have been charged to operations.

Jackson Ventures, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2005

4.   Mineral Properties (continued)

The State of Colorado charges an annual rental fee of $125 per mineral claim on the 1st of September of each year. The Company must pay $1,625 for the thirteen mineral claims by September 1, 2006 to keep the claims in good standing. The Company must also make annual exploration expenditures on the mineral property of at least $100 per mineral claim, or $1,300 in total for the thirteen mineral claims, on the 1st of every September in order to keep the property in good standing with the State of Colorado. If the Company does not complete the exploration expenditures, then a payment in lieu of the exploration work of $1,300 must be made by the 30th of every December in order to avoid losing any interest in the Colorado mineral property. The Company's first exploration expenditure commitment of $1,300 must be incurred by September 1, 2006.

5.   Common Stock

a)   On September 30, 2005, the Company issued 2,000,000 founder shares to the President and 2,000,000 founder shares to the Chief Financial Officer at a price of $0.001 per share for cash proceeds of $4,000.

b)   On December 30, 2005, the Company issued 1,660,000 common shares pursuant to a private placement at a price of $0.05 per share for cash proceeds of $83,000.

c)   Additional Paid in Capital

      The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in-capital.

6.   Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of approximately $13,000, which commence expiring in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. As at December 31, 2005, the Company has taken a full valuation allowance of $4,500.

The components of the net deferred tax asset at December 31, 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

December 31, 2005 $

Net Operating Losses	13,000

Statutory Tax Rate	35%

Effective Tax Rate	-

Deferred Tax Asset	4,500

Valuation Allowance	(4,500)

Net Deferred Tax Asset	-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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